Exhibit 10.1

 Notice of Stock Option Grant

 Sun Healthcare Group, Inc.
2004 Equity Incentive Plan

Name of Optionee:	[_________]

Shares Subject to Option:	[_________] shares of common stock, par value $.01 ("Common Stock"), of Sun Healthcare Group, Inc. (the "Company").

Type of Option:	Nonqualified Stock Option

Exercise Price Per Share:	$8.21

Date of Grant:	May 31, 2006

Performance Target:

Your stock options are subject to a performance requirement, which is the attainment of an EBITDA target of $45.2 million for the calendar year 2006.  The stock options will become eligible to vest based on Sun exceeding, meeting or falling short of the EBITDA target as outlined below:

% of Target Attained	% of Individual Awards Eligible to Vest

Less than 90%	0 - options terminate
90%	37.5%
100%	75.0%
120% or more	100.0%

If our actual EBITDA is between 90% and 100% of the target or between 100% and 120%, the percentage of the option that will be eligible to vest will be determined on a linear basis.  For example, if our actual EBITDA was 110% of the target, then 87.5% of your options would be eligible to vest.  Any of your options that do not become eligible to vest based on this performance requirement will automatically terminate as of December 31, 2006.

For purposes of your options, "EBITDA" means our actual earnings before interest, taxes, depreciation and amortization as determined on a consolidated basis in accordance with generally accepted accounting principles as applied in our financial reporting.  The Compensation

Committee has discretion to adjust these performance measures to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or a complete or partial liquidation of the company, (2) any change in our accounting policies or practices, (3) the effects of any special charges to our earnings, or (4) any other similar special circumstances.

Date Exercisable/ Vesting:

Your options that are eligible to become vested pursuant to the performance requirement described above will vest as follows: (1) Such options will vest with respect to 25% of the shares of Common Stock subject to such options on each of the first four anniversaries of the Date of Grant if you are employed by the Company or a Parent or Subsidiary on the applicable vesting date; (2) Such options will vest in full upon your termination of Service by the Company without Good Cause or your resignation from Service for Good Reason; and (3)  Such options will vest in full upon the date of a Change in Control if you are employed by the Company or a Parent or Subsidiary on that date.  Your options may be exercised if and only to the extent that they become eligible to vest pursuant to the performance requirement described above and actually vest pursuant to this paragraph.

Expiration Date:	May 30, 2013

By signing your name below, you accept this option and acknowledge and agree that this option is granted under and governed by the terms and conditions of the Sun Healthcare Group, Inc. 2004 Equity Incentive Plan and the Stock Option Agreement, both of which are hereby made a part of this document.

Optionee:	Sun Healthcare Group, Inc.

[_________]	By: Richard K. Matros
Title: Chief Executive Officer

CONSENT OF SPOUSE

In consideration of the Corporation's execution of this Award Agreement, the undersigned spouse of the Grantee agrees to be bound by all of the terms and provisions hereof and of the Plan.

__________________________________	______________________
Signature of Spouse	Date